Exhibit 99.1

MOTHERS WORK, INC.
CONTACT:	Judd P. Tirnauer
Senior Vice President &
Chief Financial Officer
(215) 873-2278

For Immediate Release

MOTHERS WORK REPORTS SALES FOR SEPTEMBER 2008

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Comparable Store Sales Decrease 1.3% on Reported Basis,

and Increase Approximately 2.7% after Adjusting for Calendar Shift

Philadelphia, PA, October 8, 2008 — Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced that net sales for the month of September 2008 decreased 5.8% to $43.7 million from $46.4 million reported for the month of September 2007.  The Company also announced that its comparable store sales decreased 1.3% on a reported basis and increased approximately 2.7% after adjusting for the “days adjustment” calendar shift, which boosted August’s reported comparable store sales and hurt September’s reported comparable store sales due to the shift in the number of Saturdays and Sundays compared to last year.  The decrease in sales versus last year for the month of September 2008 resulted primarily from a decrease in Sears® leased department sales, due to the closure of all of the Company’s remaining leased departments within Sears stores during the month of June 2008 and, to a much lesser extent, decreased comparable store sales, including those sales related to store closings resulting from Hurricanes Ike and Gustav.

Comparable store sales for September 2008 decreased 1.3% (based on 964 locations, which excludes three locations that remained closed as of September 30, 2008 due to Hurricanes Ike and Gustav) versus a comparable store sales decrease of 7.0% (based on 1,377 locations) for the September 2007 period.  The comparable store sales decrease of 1.3% for September 2008 was unfavorably impacted by approximately 4 percentage points due to having four Saturdays and four Sundays in September 2008 compared to five Saturdays and five Sundays in September 2007 and due to the earlier timing of Labor Day compared to last year.  Thus, excluding the impact of the unfavorable “days adjustment”/calendar shift, the Company estimates that its adjusted comparable store sales for September 2008 increased approximately 2.7%.  The Company stated in its September 4, 2008 press release that its comparable store sales increase of 7.2% for August 2008 was favorably impacted by approximately 4 percentage points due to having one more Saturday and Sunday in August 2008 compared to August 2007.  Thus, the Company believes that its comparable store sales for the months of August and September 2008 combined, which increased approximately 2.8%, gives a more meaningful view of the Company’s sales performance than reported sales results for either month alone.

During September 2008, the Company opened its 19th Destination Maternity® Superstore and closed 3 stores, with one of the store closings representing a store that remained closed as of September 30, 2008 due to Hurricane Gustav.  As of the end of September 2008, the Company operates 754 stores, 278 leased department locations and 1,032 total retail locations (which excludes one store and three total retail locations that remained closed as of September 30, 2008 due to Hurricanes Ike and Gustav), compared to 781 stores, 795 leased department locations and 1,576 total retail locations operated at the end of September 2007.  The Company was forced to temporarily close as many as 46 locations because of Hurricane Ike and 14 locations because of Hurricane Gustav.  As of September 30, 2008, all of these affected locations have reopened, other than three locations that remain closed.  The decrease in leased department locations at the end of September 2008 versus the end of September 2007 predominantly reflects the closure of the leased departments within Sears stores as compared to the 501 Sears leased departments operated by the Company at the end of September 2007.

 Net sales decreased 3.9% to $130.5 million for the fourth quarter of fiscal 2008 ended September 30, 2008, from $135.8 million for the same period of the preceding year.  The decrease in sales versus last year resulted primarily from a decrease in sales from our leased department and licensed relationships, largely due to a decrease in Sears leased department sales, partially offset by an increase in comparable store sales.  Comparable store sales increased 2.8% during the fourth quarter of fiscal 2008 (based on 960 locations, which excludes one store and three total retail locations that remained closed as of September 30, 2008 due to Hurricanes Ike and Gustav) versus a comparable store sales decrease of 6.8% during the fourth quarter of fiscal 2007 (based on 1,365 locations).  For the quarter ended September 30, 2008, the Company opened four stores, including two multi-brand stores, and closed 11 stores, including three store closings related to multi-brand store openings.

Net sales decreased 2.9% to $564.6 million for the fiscal year ended September 30, 2008, from $581.4 million for the same period of the preceding year.  The decrease in sales versus last year resulted primarily from a decrease in sales from our leased department and licensed relationships, largely due to a decrease in Sears leased department sales, as well as reduced sales volume from the ongoing closure of certain underperforming stores, partially offset by increased internet sales and a slight increase in comparable store sales.  Comparable store sales increased 0.2% during fiscal 2008 (based on 820 locations) versus a comparable store sales decrease of 4.8% during fiscal 2007 (based on 1,330 locations).  For the year ended

September 30, 2008, the Company opened 28 stores, including seven multi-brand stores, and closed 55 stores, with 19 of these store closings related to multi-brand store openings.  During the year ended September 30, 2008, the Company opened seven leased department locations and closed 524 leased department locations, including the 501 Sears leased departments operated by the Company at the end of September 2007.

Ed Krell, Chief Executive Officer of Mothers Work, noted, “We are pleased with our continued strong sales performance, despite the continued weak overall economic and retail environment and the adverse impact on September sales from the hurricanes affecting the Gulf Coast region.  For the months of August and September combined, which eliminates the calendar shift impact, our comparable store sales increased approximately 2.8%, which we are very proud of given the weak macro environment.  Our sales for the fourth quarter of $130.5 million were at the low end of our guidance range of $130.5 million to $134.4 million provided in our July 29, 2008 press release, and our gross margin in the quarter was somewhat lower than planned, reflecting a greater than planned portion of our sales coming from marked down Spring and Summer merchandise and our aggressive efforts to manage our inventory levels.  In addition, our gross margin was also hurt due to spreading fixed product overhead costs over our lower production volume, reflecting our tight management of inventory.  With our aggressive actions to manage our inventory level, our overall inventory level is meaningfully lower than last year, and we believe we can continue to manage our inventory levels without resorting to excessive markdown levels.  Also, we are happy to report that towards the end of September and into the first several days of October, we have seen a nice pickup in our Fall product sales, as we have seen favorable Fall-like weather in many regions of the United States.

“As we announced in our July 1, 2008 strategic restructuring press release, we are streamlining our merchandise brands and store nameplates and have implemented cost reductions in order to simplify our business model, reduce our overhead costs and improve and tighten our merchandise assortments to drive the best possible results during this difficult economic period and for the long term.  We expect to realize approximately $5 million of annualized expense savings from these actions, beginning in the fourth quarter of fiscal 2008, and we incurred pre-tax expense of approximately $0.9 million from these actions in the fourth quarter of fiscal 2008.  Also as previously announced in our September 29, 2008 press release, in connection with the retirement of Dan Matthias as our CEO, we incurred a pre-tax charge of approximately $2.5 million in the fourth quarter of fiscal 2008 related to Mr. Matthias’ supplemental pension benefits.

“With sales at the low end of our guidance range and our lower than planned gross margin for the quarter, as well as our restructuring and management transition charges, we project that our fourth quarter diluted earnings per share will be between a loss of $(0.77) and $(0.83) per share, below our July guidance for diluted earnings per common share of between a loss of $(0.30) and $(0.46) per share, which did not include the management transition charge of approximately $(0.26) per share after tax.  Before restructuring and management transition charges, we are projecting fourth quarter adjusted earnings per share (diluted) of between a loss of $(0.42) and $(0.48) per share, which is lower than our July guidance for adjusted diluted earnings per common share of between a loss of $(0.23) and $(0.39) per share, but a significant improvement from our last year fourth quarter net loss of $(0.92) per share.

“Looking forward, we feel very good about our product lines and we are cautiously optimistic about seeing continued improvement in our sales trend.  However, we recognize that we are faced with a very weak overall economic and retail environment and, thus, we are managing our inventory and expenditures very tightly.  Also, we feel strongly that the strategic restructuring and streamlining of our merchandise brands and store nameplates that we announced on July 1, 2008, will help improve our long-term profitability by simplifying our brand structure, reducing our cost structure, and leveraging both our renowned A Pea in the Pod luxury brand and our growing multi-brand Destination Maternity store brand.  We are focused on developing great maternity product under each of our brands and on improving our sales and profitability performance, while maintaining our keen focus on generating cash flow.”

“We will report results for our fourth quarter and hold an investor conference call on November 18, 2008, at which time we will provide additional information related to our results for the fourth quarter and our future financial guidance.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of September 30, 2008, Mothers Work operates 1,032 maternity locations, including 754 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Mothers Work distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected net sales, comparable store sales, other results of operations, liquidity and financial condition, expense savings, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our various business initiatives, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, unusual weather patterns, changes in consumer preferences and spending patterns, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel,  overall economic conditions and other factors affecting consumer confidence, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.